UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements combine the separate historical financial information of Viemed Healthcare, Inc. ("Viemed") and Home Medical Products, Inc. ("HMP") after giving effect to the acquisition (as described in Note 1 below), and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” below. The unaudited pro forma condensed combined financial statements give effect to the acquisition, as if it had been completed as of March 31, 2023 for purposes of the unaudited pro forma condensed combined consolidated balance sheet, and as of January 1, 2022 for the purposes of the unaudited pro forma condensed combined consolidated statements of income.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•the accompanying notes to the unaudited pro forma condensed combined financial statements;

•Viemed’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, included in Viemed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023;

•HMP’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, filed as Exhibit 99.2 to this Form 8-K;

•Viemed’s separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2023, included in Viemed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 8, 2023; and

•HMP’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2023, filed as Exhibit 99.3 to this Form 8-K.

In connection with the plan to integrate the operations of Viemed and HMP following the completion of the acquisition, Viemed anticipates that nonrecurring charges will be incurred. Viemed is not able to determine the timing, nature, and amount of these charges as of the date of this Form 8-K. However, these charges will affect the results of operations of Viemed and HMP, as well as those of the combined company following the completion of the acquisition, in the period in which they are incurred. The unaudited pro forma condensed combined financial statements do not include the effects of costs associated with any restructuring or integration activities resulting from the acquisition, as such costs cannot be determined at this time.

The pro forma financial information reflects adjustments that management believes are necessary to present fairly, the combined pro forma financial position and results of operations following the closing of the acquisition as of and for the periods indicated. The adjustments are based on currently available information and assumptions that management believes are, under the circumstances and given the information available at this time, reasonable. These adjustments are based on preliminary estimates and will be finalized within the measurement period that will not extend beyond 12 months from the close of the acquisition. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information and the combined entity’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the acquisition. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. Additionally, the unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of March 31, 2023
(Expressed in thousands of U.S. Dollars, except share amounts)

	Viemed Healthcare, Inc.	Home Medical Products, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$23,544	$1,185	(16,400)	(a)	$8,329
Accounts receivable, net of allowance for doubtful accounts	16,320	2,824			$19,144
Inventory	3,447	589			$4,036
Income tax receivable	—	—			$—
Prepaid expenses and other assets	3,394	820			$4,214
Total current assets	$46,705	$5,418			$35,723
Long-term assets
Property and equipment, net	68,438	5,090	(540)	(b)	$72,988
Equity investments	1,994	25			$2,019
Debt investment	2,057	—			$2,057
Deferred tax asset	3,844	—			$3,844
Goodwill	—	593	28,862	(c)	$29,455
Intangible asset, net	—	112	575	(d)	$687
Other long-term assets	1,596	67			$1,663
Total long-term assets	$77,929	$5,887			$112,713
TOTAL ASSETS	$124,634	$11,305			$148,436

LIABILITIES
Current liabilities
Trade payables	$4,262	$2,451			$6,713
Deferred revenue	4,698	739			$5,437
Income taxes payable	1,247	—			$1,247
Accrued liabilities	12,817	773			$13,590
Current portion of lease liabilities	397	540			$937
Current portion of long-term debt	—	5,782	250	(e)	$6,032
Total current liabilities	$23,421	$10,285			$33,956
Long-term liabilities
Accrued liabilities	1,010	—			$1,010
Long-term lease liabilities	162	313			$475
Long-term debt	—	204	12,750	(f)	$12,954
Total long-term liabilities	$1,172	$517			$14,439
TOTAL LIABILITIES	$24,593	$10,802			$48,395

SHAREHOLDERS' EQUITY
TOTAL SHAREHOLDERS' EQUITY	$100,041	$503	$(503)		$100,041

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$124,634	$11,305			$148,436
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
For the Three Months Ended March 31, 2023
(Expressed in thousands of U.S. Dollars, except outstanding shares and per share amounts)

	Viemed Healthcare, Inc.	Home Medical Products, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$39,556	$6,958			$46,514

Cost of revenue	15,552	2,514	(23)	(l)	18,043

Gross profit	$24,004	$4,444			$28,471

Operating expenses
Selling, general and administrative	19,762	4,479	(531)	(g)	23,710
Research and development	780	—			780
Stock-based compensation	1,391	—			1,391
Depreciation and amortization	240	223	21	(i)	484
Gain on disposal of property and equipment	(22)	(20)			(42)
Other (income) expense, net	(81)	(40)			(121)
Income from operations	$1,934	$(198)			$2,269

Non-operating income and expenses
Income from equity method investments	(35)	—			(35)
Interest (income) expense, net	(49)	123	260	(j)	334

Net income before taxes	2,018	(321)			1,970
Provision for income taxes	501	—	(12)	(k)	489

Net income	$1,517	$(321)			$1,481

Net income per share
Basic	$0.04				$0.04
Diluted	$0.04				$0.04

Weighted average number of common shares outstanding:
Basic	38,156,777				38,156,777
Diluted	40,016,693				40,016,693
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2022
(Expressed in thousands of U.S. Dollars, except outstanding shares and per share amounts)

	Viemed Healthcare, Inc.	Home Medical Products, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$138,832	$31,851	(5,706)	(l)	$164,977

Cost of revenue	54,152	13,289	(1,610)	(i)(l)	65,831

Gross profit	$84,680	$18,562			$99,146

Operating expenses
Selling, general and administrative	68,161	17,632	(5,568)	(h) (l)	80,225
Research and development	2,696	—			2,696
Stock-based compensation	5,202	—			5,202
Depreciation and amortization	1,012	863	50	(i)(l)	1,925
Loss (Gain) on disposal of property and equipment	346	(20)	7	(l)	333
Other (income) expense, net	(989)	(89)	(93)	(l)	(1,171)
Income from operations	$8,252	$176			$9,936

Non-operating income and expenses
Income from equity method investments	935	—			935
Interest expense, net	(197)	(421)	(1,034)	(j)(l)	(1,652)

Net income before taxes	8,990	(245)			9,219
Provision for income taxes	2,768	—	59	(k)	2,827

Net income (loss)	$6,222	$(245)			$6,392
Net income attributable to noncontrolling interest in consolidated subsidiary	—	(30)	(30)	(l)	—

Net income per share
Basic	$0.16				$0.17
Diluted	$0.16				$0.16

Weighted average number of common shares outstanding:
Basic	38,655,403				38,655,403
Diluted	39,807,434				39,807,434
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

On June 1, 2023, Viemed, Inc. ("Viemed"), a wholly-owned subsidiary of Viemed Healthcare, Inc. (the "Company"), completed its previously announced acquisition of Home Medical Products, Inc., (“HMP”), which operates throughout Tennessee and in Alabama and Mississippi (collectively, the “HMP Acquisition”). The HMP Acquisition was consummated pursuant to the terms and conditions of a definitive Stock Purchase Agreement (the “Purchase Agreement”), dated April 18, 2023, by and among Viemed, HMP, Kevin Atkins and David Steele (collectively, the “Stockholders”). Viemed acquired from the Stockholders 100% of the equity ownership of HMP in exchange for approximately $28 million in cash, subject to customary post-closing net working capital and other adjustments.

The unaudited pro forma condensed combined consolidated balance sheet and statements of income, including per share data, are presented after giving effect to the HMP Acquisition. The pro forma financial information assumes that the HMP Acquisition occurred on January 1, 2022 for purposes of the unaudited pro forma condensed combined consolidated statements of income and on March 31, 2023 for the purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the HMP Acquisition, for purposes of the unaudited pro forma condensed combined consolidated statements of income, as if it had been effective during the entire periods.

The HMP Acquisition will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”); accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of HMP at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein will likely be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of HMP’s tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.

NOTE 2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

Adjustments to the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

Explanations of the adjustments to the unaudited pro forma condensed combined consolidated balance sheet are as follows:

(a) Represents the following adjustments:

•Increase of $13 million to reflect the issuance of debt to fund the HMP Acquisition
•Reduction of $29.4 million to reflect the cash purchase price paid or payable in connection with the HMP Acquisition.

(b) Represents adjustments to reflect the estimated fair value of property and equipment acquired.
(c) Represents the estimate of Goodwill of $28.9 million as a result of the total purchase price paid by Viemed exceeding the fair value of assets purchased and liabilities assumed.
(d) Represents adjustments to reflect the estimated fair value of acquired identifiable intangible assets.
(e) Represents the increase of $250,000 to reflect the current portion of long-term debt incurred to fund the HMP Acquisition.

(f) Represents the increase of $12,750,000 to reflect the non-current portion of long-term debt incurred to fund the HMP Acquisition.

Adjustments to Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

Explanations of the adjustments to the unaudited pro forma condensed combined consolidated statements of income are as follows:

(g) Adjustment represents the elimination of historical nonrecurring transaction costs of $206,000 and non-recurring compensation costs of $325,000 incurred during the three months ended March 31, 2023.

(h) Adjustment represents the elimination of non-recurring compensation costs of $1,600,000 incurred during the year ended December 31, 2022.

(i) Adjustment represents

•Increase of amortization expense for acquired identifiable intangibles over an estimated useful life of 5 years using the straight line method assuming the acquisition closed on January 1, 2022. The estimated amount of increased amortization of acquired identifiable intangibles is $25,400 for the three months ended March 31, 2023 and $101,600 for the year ended December 31, 2022.
•Reduction of depreciation expense related to the estimated fair value of fixed assets acquired. The estimated amount of reduced depreciation is $4,000 for the three months ended March 31, 2023 and $16,500 for the year ended December 31, 2022.
•Reduction of cost of revenue related to the estimated fair value of fixed assets acquired. The estimated amount of reduced cost of revenue is $23,000 for the three months ended March 31, 2023 and $91,000 for the year ended December 31, 2022.

(j) Represents adjustments to reflect estimated interest expense associated with the issuance of new debt in order to partially fund the HMP Acquisition.

(k) Represents adjustments to reflect pro forma statutory income tax rate of 25.9%, which has been applied to HMP.

(l) Represents the following adjustments to eliminate the activities associated with a controlling interest in a non-acquired consolidating subsidiary

•Decrease of Revenue of $5.7 million
•Decrease of Cost of revenue of $1.5 million
•Decrease of Selling, general, and administrative expense of $4.0 million
•Decrease of depreciation and amortization expense of $35,000
•Decrease of gain on disposal of equipment of $7,000
•Decrease of interest expense of $6,000
•Increase of Other income of $93,000
•Elimination of Net income attributable to non-controlling interest in consolidated subsidiary

NOTE 3. PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for HMP’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction.

Purchase Price
Cash paid or payable	$29,400

Identifiable Assets
Cash and cash equivalents	921
Accounts receivable	2,014
Inventory	582
Prepaid expenses and other assets	535
Property and equipment, net	4,550
Lease assets	756
Identifiable intangibles	687
Other long-term assets	25
TOTAL ASSETS	10,070

Identifiable Liabilities
Trade payables	2,144
Deferred revenue	732
Accrued liabilities	1,195
Current portion of lease liabilities	536
Current debt	4,558
Long-term lease liabilities	207
Long-term debt	836
TOTAL LIABILITIES	10,208

Net assets (liabilities) acquired	(138)
Resulting goodwill	$29,538